RESTATED SALARY AGREEMENT

This Restated Agreement is effective the 1st day of January, 2001, between Manufacturers Soap and Chemical Company of Cleveland, Tennessee (hereinafter called "Company"), and Ronald H. Braam of Cleveland, Tennessee (hereinafter called "Employee"):

WITNESSETH

WHEREAS, the Company and the Employee are parties to that certain Agreement dated the 21st day of May, 1980, as amended from time to time, setting forth the terms of the salary continuation agreement between the Company and the Employee (the "Salary Continuation Agreement"); and

WHEREAS, the Company and the Employee desire to restate the Salary Continuation Agreement so the terms of the original Salary Continuation Agreement and all applicable previously adopted amendments thereto are reflected in one agreement; and

WHEREAS, Employee, President of the Company, has experience and knowledge in the conduct of the Company business and his services are of value to the Company; and

WHEREAS, Company wishes to offer Employee an additional financial inducement beyond his regular compensation to remain in Company's employ; and

WHEREAS, in order to comply with and fulfill this Agreement, Company agrees to buy an insurance and/or annuity contract (hereinafter called "Insurance Contract") with Indianapolis Insurance Company. The provisions of the Insurance Contract are expressly incorporated in this Agreement, and in case of any conflict between this contract and the Insurance Contract, the provisions of the Insurance Contract shall be governing.

WHEREAS, retirement is defined as termination of employment after Employee has reached the age of sixty-five (65).

WHEREAS, Employee is willing to continue in the employ of Company until his retirement and is also willing to be available thereafter in an advisory and consultant capacity:

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

    Upon such retirement, the Company agrees to pay Employee the sum of Forty Thousand Dollars ($40,000) per year in equal monthly installments for a period of ten (10) years. If Employee dies before receiving one hundred twenty (120) monthly payments, such monthly payments, in the same amount, shall be continued to his wife or to surviving children at her death until the full number of one hundred twenty (120) payments have been made.

    If Employee should die prior to actual retirement, his wife or at her death surviving children shall receive payments for a period of one hundred twenty (120) months at the rate of Fifteen Thousand Dollars ($15,000) per year.

    The Employee agrees that the total number of payments to be received by him, his wife or surviving children in the aggregate is one hundred twenty (120).

    In the event that the increased cash values of the policy of insurance with Indianapolis Insurance Company (or any substituted insurance company) fail to generate the expected increase in revenue necessary to fund the levels of compensation set forth in Paragraphs 1 and 2, then the amounts payable to Employee shall be modified as follows:

      Upon such retirement the Company agrees to pay Employee the sum of Thirty-five Thousand Dollars ($35,000.00) per year in equal monthly installments for a period of ten (10) years. If the Employee dies before receiving one hundred twenty (120) monthly payments, such monthly payments, in the same amount, shall be continued to his wife or to surviving children at her death until the full number of one hundred twenty (120) payments have been made; or

      If Employee should die prior to actual retirement, his wife or at her death surviving children shall receive payments for a period of one hundred twenty (120) months at a rate of Twelve Thousand Dollars ($12,000.00) per year.

    Employee agrees that after retirement he shall be available for advice and consultation upon reasonable request by the Company.

    Employee, after retirement, shall not, without the written consent of Company, engage in or carry on, as an employee, director, or a partner of any corporation, partnership, or company in any business in competition with the Company within a period of one hundred twenty months (120) months.

    The parties hereby agree that should Employee violate the terms of either Paragraph 5 or Paragraph 6 hereof, Employee shall forfeit the remaining payments due under this Agreement, said amount hereby being agreed upon as settled and liquidated damages for such nonperformance. However, sickness or illness on the part of the Employee for not attending consultations requested by the Company shall not be deemed to violate the terms of this Agreement.

    If the services of the Employee shall be terminated by the Company prior to retirement, the Company shall pay, in monthly installments over a period of one hundred twenty (120) months beginning at age sixty-five (65) an amount equal to what the cash surrender value of said annuity was on the date of termination plus the then value of all accumulated dividends to the Employee or upon his death to his wife or at her death to surviving children. Such payments shall be in lieu of all other amounts due under this Agreement. If Employee voluntarily terminates his employment prior to retirement and provided that such termination is not caused by accident or sickness, the Employee forfeits all rights under this Contract.

    Company agrees that it will not merge or consolidate with any other company or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing company or other organization shall expressly consent to the terms and conditions of this Agreement and assume the obligations thereof as herein set forth.

    The benefits provided hereunder shall be in addition to Employee's annual salary and compensation and shall not affect the right of Employee to participate in any retirement system or plan which is in effect or which may be adopted by Company in the future.

    Any asset acquired by Company to fund Employee's rights and obligations hereunder shall not be deemed to be held in trust for the benefit of Employee.

    The rights and benefits of Employee and his beneficiaries under this Agreement are personal to him and to them; no such rights or benefits shall be subject to voluntary or involuntary alienation, assignment or transfer.

    Forty Thousand Dollars ($40,000 per year shall be the limit of Company's obligation under this contract, whether said amount is paid individually or jointly to Employee, his wife or surviving children.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have hereunto set their hands and seals, the day and year first above written.

Ronald H. Braam

MANUFACTURERS SOAP AND CHEMICAL COMPANY

By:
James G. Lane, Jr.
Its:	Chairman and Chief Executive Officer